Exhibit 99.1

FOR IMMEDIATE RELEASE

Balchem Corporation Announces Second Quarter 2010 Results

New Hampton, NY, August 3, 2010 – Balchem Corporation (NASDAQ: BCPC)
reported as follows for the period ended June 30, 2010.
($000 Omitted Except for Net Earnings per Share)

For the Three Months Ended June 30,

	2010	2009
	Unaudited
Net sales	$61,458	$52,976
Gross profit	19,116	17,304
Operating expenses	6,675	7,019
Earnings from operations	12,441	10,285
Other income	110	18
Earnings before income tax expense	12,551	10,303
Income tax expense	4,212	3,434
Net earnings	$8,339	$6,869

Basic net earnings per common share	$0.30	$0.25
Diluted net earnings per common share	$0.28	$0.24

Shares used in the calculation of diluted net earnings per common share	29,534	28,776

For the Six Months Ended June 30,

	2010	2009
	Unaudited
Net sales	$121,361	$105,962
Gross profit	36,530	33,602
Operating expenses	13,595	14,007
Earnings from operations	22,935	19,595
Other income (expense)	277	(126)
Earnings before income tax expense	23,212	19,469
Income tax expense	7,844	6,502
Net earnings	$15,368	$12,967

Basic net earnings per common share	$0.55	$0.48
Diluted net earnings per common share	$0.52	$0.45

Shares used in the calculation of diluted net earnings per common share	29,439	28,660

Balchem Corporation (NASDAQ:BCPC)	2

Record Quarterly Earnings

 For the quarter ended June 30, 2010, the company achieved record net earnings of $8.3 million as compared to $6.9 million for the prior year comparable period, an increase of $1.5 million, or 21.4%. Second quarter net sales of $61.5 million were approximately 16.0% greater than the $53.0 million result of the prior year comparable quarter. The $8.3 million net earnings generated diluted net earnings per common share of $0.28, versus $0.24 for the prior year comparable period, an increase of 16.7%.

With all three segments exhibiting strong double digit sales growth for the quarter, sales of the Food, Pharma & Nutrition segment were particularly strong, setting a new quarterly record of $10.6 million, which was a 16.4% improvement over the prior year comparable quarter. The domestic food sector was up again this quarter, as we continued solid double digit growth of encapsulated ingredients for baking, preservation and confection markets. We also realized double digit growth of our human choline products globally, as we converted new food applications, and also experienced a rebound in the supplement markets. These strong sales results were partially offset by a decline in sales of our calcium and VitaShure® products; however, segment earnings were a record $2.8 million, as compared to $1.3 million in the prior year comparable quarter. Gross margin levels improved, largely due to improved sales volumes, product mix and plant efficiencies.

Animal Nutrition & Health (“ANH”), including specialties, choline and industrial derivative product sales, totaled $40.7 million, an increase of 16.8%, or $5.9 million from the prior year comparable quarter. Our global feed grade choline product sales were essentially flat with the prior year quarter; however, our North American choline sales improved, as did the North American broiler meat production market, which improved 2.6% over the prior year quarter and is expected to be up 2-3% in the second half of 2010. Exports of liquid and dry choline from our North American plants declined in the quarter as rising raw material costs, in combination with global competition, resulted in our declining to bid on certain international business in the quarter. Sales statistics in this segment were also negatively impacted by approximately 2.0% due to correlated foreign currency fluctuation associated with the Italian operation. The ANH specialty ingredients, largely targeted to the ruminant and companion animal markets, realized 11.4% sales growth from the prior year comparable quarter, as some regional improvement in dairy economics supported greater demand for these products, particularly with strong sales of Aminoshure-L®, our rumen protected lysine. Sales of industrial grade products realized significant growth from the prior year comparable quarter and improved approximately 29.5% on a sequential basis, as we saw continued improvement in sales for various industrial applications, predominantly in North America, but also in Europe.  Earnings from operations for the entire ANH segment increased to $6.0 million as compared to $5.3 million in the prior year comparable quarter.  This quarterly earnings result reflects favorable operating variances due to the overall 14% volume improvement in sales.

The ARC Specialty Products segment generated record quarterly sales of $10.2 million, an increase of 12.4% from the comparable prior year quarter. This increase was principally the result of an increase in volumes sold, largely propylene oxide in support of the recent acquisition of Aberco, Inc., which targets nut meat fumigation. Earnings from operations for this segment, at $3.6 million declined 3.5% from the prior year comparable quarter as the benefits of increased sales volumes were offset by higher petro-chemical based raw material costs, expenses related to development work on our ERC technology for repackaging of a product for the fruit ripening industry, and the noted acquisition. In the second quarter, we did realize modest price increases to help off-set certain of the raw material cost increases, incurred through the first quarter. We continue to closely monitor petro-chemical raw material costs and will seek to reflectively adjust prices within contractual guidelines.

Balchem Corporation (NASDAQ:BCPC)	3

Consolidated gross profit for the quarter ended June 30, 2010 improved approximately 10.5% to $19.1 million, as compared to $17.3 million for the prior year comparable period. This increase was principally a result of increased sales; however, the expected correlating margin improvement was partially offset by additional increases in certain key raw material costs, as we had to deal with a force majeure event from a key supplier. Margin percentage declined to 31.1% of sales as compared to 32.7% of sales in the prior year comparative period, but did show 2.0% improvement on a sequential basis. We continue to leverage our plant capabilities, driving efficiencies from volume growth, new product launches of our human and animal health specialty products into the domestic and international markets, as well as capitalizing logistically on our varied choline production capabilities. Operating (Selling, R&D, and General and Administrative) expenses at $6.7 million were down from the prior year comparable quarter as modest increased expenses, particularly related to the Aberco acquisition, were offset by a reduction in outside contract research, principally due to the timing of these activities, and reversal of accounts receivable reserves for international accounts that were an expense/reserve item in the prior year comparable quarter.

For the six months ended June 30, 2010, consolidated net sales have increased 14.5% to $121.4 million versus the $106.0 million in the comparable prior year period. Net earnings have increased 18.5% to $15.4 million, generating $0.52 per diluted share, versus net earnings of $13.0 million, or $0.45 per diluted share, in the prior year comparable period, an earnings per share improvement of 15.6%.

The company continues to maintain a healthy balance sheet with $77.1 million in net working capital.  Our cash balance was $50.4 million on June 30, 2010, up from $46.4 million at December 31, 2009, and reflects payment for the noted acquisition in June. Diligent working capital controls, particularly effective inventory and accounts receivable management, combined with the noted improved operating results, drove strong cash flow generation for the quarter ended June 30, 2010, even as we incurred $7.1 million of capital and acquisition expenditures.

Commenting on 2010, Dino A. Rossi, Chairman, President and CEO of Balchem said, “This record second quarter earnings result reflects strong performances across all of Balchem’s segments. Our diversified base of business and continued ability to leverage cross-business integration opportunities, in support of organic growth and acquisition opportunities, has continued to generate exceptional results. Our growing global presence continues to off-set softness in certain U.S. markets and while raw material costs had a slight negative impact on certain segments, we continue to closely monitor all key economic drivers, stay customer solution focused, and take appropriate actions to generate solid operating margins and cash flow.

“Signs of an improving global economy are being closely tracked with cautious optimism. Ongoing volatility is still expected, but we believe 2010 will continue to be a year of solid improvements in sales and earnings. We have de-bottlenecked certain production capabilities, continuing to leverage existing sites and are investing in new commercial encapsulation technology for our animal health specialty business.  Research resources are focused on developing new, innovative products for each of our business segments. We expect continued improved results in the Food, Pharma & Nutrition segment. Industrial choline derivatives are expected to continue strong double digit growth, and the ARC Specialty Products segment should improve its earnings based on revenue growth from its current base, as well as the development of new market opportunities for packaged gases. Our strong balance sheet continues to position us with the ability to capitalize on other strategic opportunities to broaden our technologies and global footprint."

Balchem Corporation (NASDAQ:BCPC)	4

Quarterly Conference Call
A quarterly conference call will be held on Tuesday, August 3, 2010 at 2:00 PM Eastern Time (ET) to review second quarter 2010 results. Dino A. Rossi, Chairman, President and CEO, and Frank Fitzpatrick, Chief Financial Officer, will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for digital replay through Friday, August 6, 2010. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use account #298 and replay ID #354575. Both account and replay ID numbers are required for replay access.

Segment Information
Balchem Corporation consists of three business segments: ARC Specialty Products; Food, Pharma & Nutrition; and Animal Nutrition & Health. Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries. The Food, Pharma & Nutrition segment provides proprietary microencapsulation, granulation and agglomeration solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets and certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2009. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:   Karin McCaffery, Balchem Corporation
  Telephone: 845-326-5635

Balchem Corporation (NASDAQ:BCPC)	5

Selected Unaudited Financial Data
($ in 000’s)

Business Segment Net Sales:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
ARC Specialty Products	$10,222	$9,093	$19,890	$17,887
Food, Pharma & Nutrition	10,583	9,091	20,549	17,395
Animal Nutrition & Health	40,653	34,792	80,922	70,680
Total	$61,458	$52,976	$121,361	$105,962

Business Segment Earnings (Loss):
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
ARC Specialty Products	$3,618	$3,749	$6,930	$7,136
Food, Pharma & Nutrition	2,847	1,283	4,828	2,242
Animal Nutrition & Health	5,976	5,253	11,177	10,217
Interest and other income (expense)	110	18	277	(126)
Total	$12,551	$10,303	$23,212	$19,469

Selected Balance Sheet Items
	June 30,	December 31,
	2010	2009
Cash and Cash Equivalents	$50,374	$46,432
Accounts Receivable	30,367	29,149
Inventories	16,931	13,965
Other Current Assets	2,364	3,466
Total Current Assets	100,036	93,012

Property, Plant, & Equipment (net)	42,165	41,579
Other Assets	58,198	53,222
Total Assets	$200,399	$187,813

Current Liabilities	$22,906	$33,815
Long-Term Obligations	12,022	6,855
Total Liabilities	34,928	40,670

Stockholders' Equity	165,471	147,143

Total Liabilities and Stockholders' Equity	$200,399	$187,813